Exhibit 10.5
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            FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT
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     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into as of the 8th day of March, 1995, is between Triangle Pacific Corp., a Delaware corporation (the "Company"), and
                (the "Executive").
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     WHEREAS, the Company recognizes that the Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Company of the Executive's continued employment; and

     WHEREAS, the Executive is desirous of continuing to serve the Company on the terms herein provided; and

     WHEREAS, the Company and the Executive previously executed an Amended and Restated Employment Agreement, dated January 10, 1992, which they now wish to modify, amend and restate by this Agreement.

     NOW, THEREFORE, in consideration of the promises hereafter set forth, the parties agree as follows:


     1. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, subject to the terms and conditions set forth herein.

     2. Term. The employment of the Executive by the Company as provided in paragraph 1 hereof will be for a three-year period commencing on the date hereof through and ending on the third anniversary of the date hereof unless further extended as provided in the following sentence of this paragraph 2 or sooner terminated as provided in paragraph 5 hereof (the "Employment Term"). Commencing on March 8, 1996, and on each anniversary of such date (such date and each anniversary thereof herein called the "Renewal Date"), the Employment Term will be automatically extended so as to terminate on the third anniversary of the Renewal Date, unless, not less than 12 months prior to the Renewal Date, either party delivers to the other party written notice of its or his election not to so extend the Employment Term.

     3. Position and Duties. During the Employment Term, the Executive shall serve as President and Chief Operating Officer of the Company or in such other executive capacity as determined by the Company's Board of Directors (the "Board") from time to time. The Executive agrees to devote his business time, skill, attention and best efforts to the business of the Company to the extent necessary to discharge the responsibilities assigned to him during the Employment Term, provided, that he may (i) engage in any business or enterprise which is not in competition with, or a supplier, vendor, or customer of, the Company and does not significantly interfere with his duties hereunder, (ii) serve on other civic or charitable boards or committees, or, with the prior consent of the Board, on other corporate boards,
(iii) take usual, ordinary and customary periods of vacation, and (iv) except as otherwise provided for total disability (as hereinafter defined), be absent due to illness or other disability.


     4.    Compensation.
          (i) Base Salary. The Executive shall receive a base salary ("Base Salary") at an annual rate equal to his current base salary during the remainder of calendar year 1995. In respect of each remaining calendar year of the Employment Term, the Board may in its sole discretion increase the Executive's Base Salary effective as of January 1 of such calendar year in an amount that the Board deems appropriate, provided that the Board shall increase the Executive's Base Salary in respect of each remaining calendar year of the Employment Term by a percentage not less than the percentage, if any, by which the Consumer Price Index for Urban Wage Earners and Clerical Workers for Dallas, Texas: All items (1967=100), published by the Bureau of Labor Statistics, United States Department of Labor (the "CPI") for the year ending immediately prior to such calendar year increased as measured by the CPI for the year ending one year prior to such calendar year. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, the Base Salary hereunder shall not thereafter be reduced. Base Salary shall be paid in accordance with the normal payroll practices of the Company, but in no event less frequently than monthly.

          (ii) Incentive Compensation; Bonuses. In addition to Base Salary, the Executive shall be entitled to (A) participate in the Salaried Employees Annual Cash Incentive Bonus System, (B) participate in any other incentive plan for executive employees in effect from time to time, and (C) receive such other bonuses or discretionary compensation payments as the Board may determine from time to time. Any bonus and incentive plans covered by this subparagraph 4(ii) shall be referred to herein in the aggregate as the "Incentive Plans".

          (iii) Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement in accordance with the policies and procedures of the Company for all reasonable expenses incurred by the Executive in the normal course of the Company's business.

          (iv) Benefit Plans. The Executive shall be entitled to continue to participate in or receive benefits under all of the Company's employee benefit plans, policies, practices and arrangements in which the Executive is presently eligible to participate, or plans and arrangements substituted therefor; provided that with respect to any such substitutions, the Executive's total employee benefits package shall be at least as favorable as the one presently in force. The Executive shall be entitled to participate in or receive benefits under any benefit plans, including any pension, profit-sharing, savings, stock option, life insurance, health and accident plans, and short- and long-term disability plans or arrangements, made available by the Company in the future to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such benefit plans and arrangements. All such benefit plans and arrangements available to the Executive now or at any time during the Employment Term shall be referred to herein collectively as the "Benefit Plans."

          (v) Vacations. The Executive shall be entitled to paid vacations in accordance with the Company's vacation policy as in effect from time to time. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

          (vi) Perquisites. The Executive shall be entitled to continue to receive the fringe benefits and perquisites he currently receives, including, without limitation, the use of an automobile (or an automobile allowance in lieu thereof) and the payment by the Company of initiation fees and dues for country clubs, luncheon clubs, or similar facilities, in accordance with the Company's policies presently in effect.

          (vii) Location of Employment. The Executive shall be based in the metropolitan Dallas area, except for required travel on the Company's business in accordance with the Company's past management practices.

     5.   Termination.
          (i) Death. This Agreement shall terminate automatically upon the death of the Executive, subject to the provisions of subparagraph 6(i) hereof.

          (ii) Termination by the Company. Subject to subparagraph 5(v) and paragraph 6 hereof, the Company may terminate the Executive's employment for cause or for inadequate performance and subject to the provisions of subparagraph 6(ii) hereof, may terminate the Executive's employment for total disability; provided, however, that the Company shall not have the right to terminate Executive's employment for inadequate performance during the six-month period following a Change of Control (as hereinafter defined). The term "cause" in this Agreement means the Executive's conviction of a felony or his conviction of any misdemeanor involving moral turpitude; excessive use of alcohol; the use of illegal drugs; acts of fraud or dishonesty; or any material breach by the Executive of this Agreement. The term "inadequate performance" means, in the good faith opinion of the Company's Chief Executive Officer, a significant deviation from the Executive's past performance under similar business conditions and not resulting from factors beyond the reasonable control of Executive. The term "total disability" means the physical or mental condition which, in the judgment of the Executive's attending physician, based upon medical reports and other evidence supplied to the Company, permanently prevents the Executive from satisfactorily performing his usual duties for the Company. The receipt of Social Security Disability payments shall be presumptive evidence of total disability.

          (iii) Termination by the Executive. The Executive may terminate his employment (A) for any reason at any time within six (6) months following a Change of Control (as hereinafter defined) and (B) upon the occurrence at any time of any event constituting Good Reason (as hereinafter defined). For purposes of this Agreement, "Good Reason" shall mean (A) the assignment to the Executive by the Company of any duties materially inconsistent with the Executive's offices with the Company at the time of such assignment, (B) the removal by the Company from the Executive of a material portion of those duties usually appertaining to the Executive's offices with the Company at the time of such removal, (C) a material change by the Company in the Executive's responsibilities to the Company, as such responsibilities are ordinarily and customarily required from time to time of an individual employed in a similar position with a corporation engaged in the Company's business, or (D) any breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder.

          (iv) Notice of Termination. Any termination by the Company for cause, for inadequate performance, or because of the total disability of the Executive, or by the Executive within six (6) months following a Change of Control or for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. The "Notice of Termination" shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

         (v) Cure; Notice of Cure. If the Executive's employment is terminated for cause or for inadequate performance by the Company, or if the Executive terminates his employment for Good Reason, the Executive or the Company, as appropriate, shall have 10 days from the date of delivery of Notice of Termination to give notice of intention to cure the cause, inadequate performance, or Good Reason, if curable. If such notice of intention to cure is given, the Executive or the Company, as appropriate, shall have 45 days from the date of its delivery to effect the cure. If on the last of such 45 days, the cause or inadequate performance or Good Reason still remains, the Executive may then be terminated for cause or inadequate performance or the Executive may then terminate his employment for Good Reason, as the case may be.

          (vi)   Date of Termination.  "Date of Termination" shall mean
(A) if the Executive's employment is terminated by his death, the date of his death; (B) if the Executive's employment is terminated because of the Executive's total disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties and performed the same free of any total disability through such 30-day period); (C) if the Executive's employment is terminated for cause or for inadequate performance or the Executive terminates his employment for Good Reason and notice of intention to cure is not given as provided in subparagraph 5(v) hereof, 10 days after Notice of Termination is given; and (D) if the Executive's employment is terminated for cause or for inadequate performance or the Executive terminates his employment for Good Reason and notice of intention to cure is given but a cure is not effected, 55 days after Notice of Termination is given; and (E) for all other terminations, the date specified in the Notice of Termination, which date shall in no event be earlier than the date the Notice is given.

     6. Compensation and Other Rights Upon Termination, Death or Change of Control. The following provisions of this paragraph 6 shall apply in the event of a termination of the Executive's employment, or the occurrence of a Change of Control, prior to the expiration of the Employment Term.

     (i) 	(i)	If the Executive's employment is terminated by reason
of the Executive's death, this Agreement shall terminate, and no further compensation shall be payable to the Executive hereunder except as specifically provided herein; provided, however, that the Executive's estate, heirs and beneficiaries shall be entitled, in addition to any other benefits specifically provided to them under any Incentive Plans or Benefit Plans, to receive the following amounts in a lump sum cash payment promptly after the Executive's death (if any portion of the amount in subparagraph 6(i)(B) is not determinable in time to be included in such lump sum, that portion shall be paid in a separate lump sum as soon as practicable after it becomes determinable): (A) the Base Salary at the rate otherwise payable to the Executive for the 12-month period following his death; and (B) all benefits under the Incentive
Plans that, if the Executive had lived and the Company had continued to employ him under this Agreement, would have accrued to his benefit on December 31 of the year of the date of his death.

          (ii) If the Executive's employment is terminated by reason of the Executive's total disability, this Agreement shall terminate, and no further compensation shall be payable to the Executive hereunder except as specifically provided herein; provided, however, that the Executive shall be entitled, in addition to any other benefits specifically provided to him under any Incentive Plans or Benefit Plans, to receive the following amounts in a lump sum cash payment promptly after the termination of the Executive's employment by reason of such disability (if any portion of the amount in subparagraph 6(ii)(B) is not determinable in time to be included in such lump sum, that portion shall be paid in a separate lump sum as soon as practicable after it becomes determinable): (A) the Base Salary at the rate otherwise payable to the Executive for the 12-month period following his Date of Termination; and
(B) all benefits under the Incentive Plans that, if the Company had continued to employ the Executive under this Agreement, would have accrued to his benefit on December 31 of the year of the Date of Termination.

          (iii) If the Executive shall terminate his employment other than pursuant to subparagraph 5(iii) hereof, or if the Company shall terminate the Executive for cause, the Company (A) shall promptly pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all amounts accrued on behalf of the Executive as of the Date of Termination (including a pro rata amount for the current year) under the Incentive Plans and (to the extent possible under the terms thereof) the Benefit Plans, and (B) shall promptly reimburse the Executive for expenses incurred by him through the Date of Termination in accordance with subparagraph 4(iii) hereof. Such termination shall not impair the Company's remedies for any breach of this Agreement by the Executive.

          (iv) If the Company shall terminate the Executive's employment (other than for cause, total disability or inadequate performance), or employment of the Executive shall terminate for any reason (other than Executive's voluntary decision to do so) within six
(6) months following a Change of Control, or the Executive shall terminate his employment at any time for Good Reason, then the provisions of subparagraph 6(vii) shall apply in full and the Company shall pay to the Executive the following amounts:

               (A) the amounts (including Base Salary) specified in clauses (A) and (B) of subparagraph 6(iii) hereof;

               (B) a lump sum cash payment in an amount equal to three (3) times the average of the Executive's Annual Compensation (as hereinafter defined) for the five full calendar years immediately preceding the calendar year in which the Executive's employment terminated, such amount to be paid within ten (10) days following the Date of Termination (for purposes of this Agreement, "Annual Compensation" for a calendar year means all wages, salary, bonus and other compensation paid to or on behalf of the Executive with respect to his employment by the Company or its affiliates during such calendar year, which are includable in the gross income of the Executive for such calendar year for federal income tax purposes);

               (C)     as soon as practicable after it becomes
determinable, all benefits under the Incentive Plans that, if the Company had continued to employ the Executive under this Agreement, would have accrued to his benefit on December 31 of the year of the Date of Termination, prorated to the Date of Termination; and

               (D) all actual moving expenses incurred in connection with the Executive's reemployment as a result of such termination, at least equal in amount to the level payable under the Company's moving and relocation policy in effect on the Date of Termination.

          (v) If the Executive voluntarily determines to terminate his employment within six (6) months following a Change of Control, then the Company shall pay to the Executive the following amounts:

               (A) The amounts (including Base Salary) specified in clauses (A) and (B) of subparagraph 6(iii) hereof;

               (B)     A lump sum cash payment in an amount equal to two
(2) times the average of the Executive's Annual Compensation (as hereinabove defined) for the five full calendar years immediately preceding the calendar year in which the Executive's employment terminated, such amount to be paid within ten (10) days following the Date of Termination; and

               (C) The amounts provided in clauses (C) and (D) of subparagraph 6(iv) hereof.

          (vi) If the Company shall terminate the Executive's employment for inadequate performance as provided in subparagraph 5(ii) hereof, then the Company shall pay to the Executive the following amounts:

               (A) The amounts (including Base Salary) specified in clauses (A) and (B) of subparagraph 6(iii) hereof; and

          (B) A lump sum cash payment in an amount equal to two (2) times the average of the Executive's Annual Compensation (as hereinabove defined) for the five full calendar years immediately preceding the calendar year in which the Executive's employment terminated, such amount to be paid within ten (10) days following the Date of Termination.

          (vii) Notwithstanding any provisions to the contrary contained in this Agreement, in any Incentive Plan or in any other agreement between the Company and the Executive, if the Company shall terminate the Executive's employment (other than for cause, total disability or inadequate performance) or the Executive shall terminate his employment for Good Reason, or if a Change of Control shall occur during the Employment Term, then, effective immediately prior to the Date of Termination or such Change of Control and continuing thereafter:

               (A) All stock options and stock appreciation rights that the Executive then holds under any Incentive Plan or Benefit Plan shall become immediately and fully vested and exercisable;

               (B) All shares of restricted stock that the Executive then holds under any Incentive Plan or Benefit Plan shall become immediately and fully vested and all restrictions applicable to such shares under such plans shall immediately terminate;

               (C) All performance share awards, performance unit awards and other similar performance-based awards that the Executive then holds under any Incentive Plan or Benefit Plan shall become immediately and fully vested, all performance measures applicable to such awards shall be deemed to have been fully satisfied, and payment of the then value of such awards shall be made to the Executive as soon as administratively feasible following the Date of Termination or such Change of Control, with the value of such awards to be based, to the extent applicable, on the Market Value (as hereinafter defined) or the Change of Control Value (as hereinafter defined) of the common stock of the Company, whichever is applicable;

               (D) All other incentive compensation awards, including deferred cash bonuses or stock awards, then held by the Executive under any Incentive Plan or Benefit Plan shall become immediately and fully vested and payable; and

               (E) The Executive shall have the right, exercisable effective immediately prior to any Change of Control referenced in clause (a) of the definition thereof or effective at any time and from time to time within 180 days after the Date of Termination or any Change of Control referenced in clause (b) of the definition thereof, to (1) sell to the Company any or all of the shares of common stock of the Company then held by or on behalf of the Executive, and, upon the delivery to the Company of such shares, the Company shall pay to the Executive an amount of cash per share equal to the Market Value or the Change of Control Value, whichever is applicable, of such shares; and
(2) surrender to the Company any or all of the outstanding stock options then held by the Executive under any Incentive Plan or Benefit Plan, and, upon such surrender, the Company shall pay to the Executive an amount of cash per option share equal to the excess of the Market Value or the Change of Control Value, whichever is applicable, of such shares over the exercise prices under such options for such shares. Any such sale or surrender of shares or option shares shall be consummated on such date and at such time and place as shall be mutually agreed on by the parties, but if the parties are unable to agree on such matters, then such sale or surrender shall be consummated at the principal executive offices of the Company on the date of any Change of Control referenced in clause (a) of the definition thereof or, if such right is exercised after the Date of Termination or the Change of Control, on the fifth business day following the date on which the Executive's notice of election to exercise such right shall have been given.

          (viii) Notwithstanding any other provisions of this Agreement, if applicable law or any material agreement by which the Company is bound imposes any restrictions on the Company's fulfilling its obligations under this paragraph 6 at the time provided, the Company shall fulfill its obligations to the maximum extent possible at that time without violating such restrictions, such obligations shall survive until the Company is able to fulfill them and the Company shall use its best efforts to fulfill such obligations as soon as reasonably practicable thereafter.

          (ix) If the Executive's employment is terminated under the circumstances described in subparagraph 6(iv) hereof, the Company shall maintain in full force and effect for the continued benefit of the Executive and his eligible dependents and beneficiaries, for a period of 18 months following the Date of Termination, the employee benefits under the Benefit Plans that they were eligible to receive immediately prior to the Date of Termination, subject to the terms and conditions of the Benefit Plans, at no greater cost to the Executive than he would have incurred had he remained in the employ of the Company; provided that the Executive's continued participation or the participation of such eligible dependents or beneficiaries is possible under the general terms and provisions of such Benefit Plans and would not jeopardize the Plans' qualified status under the Internal Revenue Code or the rules and regulations promulgated thereunder. In the event that the Executive's participation or the participation of such eligible dependents or beneficiaries in any such Benefit Plan is barred pursuant to the preceding sentence, the Company shall arrange to provide the Executive or such eligible dependents or beneficiaries, for the period of coverage specified in the preceding sentence, with benefits substantially similar to those which the Executive and such eligible dependents or beneficiaries were entitled to receive under such Benefit Plans immediately prior to the Date of Termination. Upon the Executive obtaining other employment or becoming self-employed, the Company's obligations under this subparagraph 6(ix) hereof shall cease effective upon the date of the Executive's eligibility to participate in his new employer's benefits plans or in any benefit plans established by the Executive pursuant to his self-employment, irrespective of whether such benefit plans are comparable to the Company's Benefit Plans.

          (x) If the Executive's employment is terminated for inadequate performance or if the Executive terminates his employment voluntarily within six (6) months following a Change of Control, the Executive shall be required to mitigate the amount of any payment provided for under this paragraph 6 by seeking other employment or becoming self-employed, and any such payment shall be reduced (or refunded to the Company by the Executive) by any compensation earned by the Executive as a result of such employment or otherwise during the specified period following his termination of employment for which he has been compensated by the Company.

     7.   Certain Definitions.
          (i) For purposes of this Agreement, "Change of Control" means a change in control of the Company after the date of this Agreement in any one of the following circumstances: (a) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. A Change of Control shall have occurred for purposes of this Agreement in any of the foregoing circumstances, and the Executive shall have all of the rights provided by this Agreement upon the occurrence of such Change of Control, regardless of whether a previous Change of Control shall have occurred during the Employment Term.

     (ii) (ii) For purposes of this Agreement, the term "Change of Control Value" means the amount determined in clause (i), (ii) or (iii) below, whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any merger, consolidation, sale of assets or reorganization transaction; (ii) the highest per share price offered the stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place; or (iii) if a Change of Control occurs other than as described in clause (i) or clause
(ii), the Market Value per share, as of the date of the Change of Control, as determined by the Board in good faith. If the consideration offered to stockholders of the Company in a transaction consists of anything other than cash, the Board shall determine in good faith the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (iii) For purposes of this Agreement, the term "Market Value" means the fair market value per share as of the date in question, as determined by the Board in good faith; provided, however, that if a share if listed or admitted to trading on a securities exchange registered under the Securities Exchange Act of 1934, the Market Value shall be the average of the closing prices of such share for the twenty
(20) trading days prior to the date in question on the principal securities exchange on which such share is listed or admitted to trading, or if a share is not listed or admitted to trading on any such exchange but is listed as a national market security on the National Association of Securities Dealers, Inc. Automated Quotations ("NASDAQ") system or any similar system then in use, the Market Value shall be the average of the closing prices of such share for the twenty (20) trading days prior to the date in question on such system, or if a share is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Market Value shall be the average of the closing high bid and low asked quotations on such system for such share for the twenty (20) trading days prior to the date in question.

     8.   Certain Payments.
          (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution from the Company or from a member of the Company's affiliated group (as provided in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code")) to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including the value of the acceleration of vesting of any stock option, stock appreciation right or similar award or right) following a Change of Control which is considered to be a "parachute payment" within the meaning of Section 280G of the Code, disregarding subsection 280G(b)(2)(A)(ii) thereof (a "Parachute Payment"), would be nondeductible by the Company for Federal income tax purposes because of
Section 280G of the Code, then the aggregate present value of all such Parachute Payments which are payable or distributable to or for the benefit of the Executive pursuant to this Agreement, including the value of the acceleration of vesting of any stock option, stock appreciation right or similar award or right (such Parachute Payments pursuant to this Agreement are hereinafter referred to as the "Agreement Parachute Payments") shall be reduced (but not below zero) to the Reduced Amount by reducing the amount of the Agreement Parachute Payments, beginning with cash and similar payments. The "Reduced Amount" shall be the maximum amount of the Agreement Parachute Payments which, when aggregated with all other Parachute Payments, can be made to the Executive without causing any Agreement Parachute Payment to be nondeductible by the Company because of Section 280G of the Code.

          (ii) All determinations required to be made under this paragraph 8 shall be made by the Company's independent auditors immediately prior to the Date of Termination or Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of any Change of Control or the Date of Termination or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.
All fees and expenses of the Accounting Firm shall be borne solely by the Company.

      Within five (5) business days after the determination by the Accounting Firm, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

          (iii) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made ("Overpayment") or that additional payments which will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

     9.     Non-Compete, Non-Disclosure and Remedies.
     (i) The Executive agrees that if he terminates his employment with the Company other than pursuant to subparagraph 5(iii) hereof, or if the Company terminates the Executive's employment for cause or for inadequate performance, in each case prior to the expiration of the Employment Term, he will not, prior to six months from the Date of Termination, directly or indirectly engage anywhere in Dallas, Texas, or within a fifty (50)-mile radius of Dallas, Texas, in the manufacturing, marketing and/or financing of cabinets, hardwood floors, products used with hardwood floors, and products used in substitution of or replacement for the foregoing, whether as an owner, employee, director, officer, shareholder, partner, agent, or otherwise; nor for such period will the Executive solicit the employment of any employee of the Company or the patronage of any person or entity that is, or was within the 12-month period preceding such Date of Termination, a customer of the Company.

          (ii) The Executive shall not, during his employment hereunder or at any time thereafter, disclose or reveal to anyone (other than persons within the Company) any information relating to the business, techniques, operations, condition (financial or otherwise), prospects or affairs of the Company which is not generally known or recognized as a standard industry practice. The Executive confirms that all confidential information regarding the business of the Company received by him during his employment is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain its property. Upon the termination of his employment with the Company or upon the Company's request at any time, the Executive shall promptly deliver to the Company, and shall not, without the consent of the Company, retain copies of, any written materials not previously made available to the public made by the Executive or coming into his possession concerning the business or affairs of the Company or any predecessor to its business or any of its affiliates. Notwithstanding the preceding provisions of this subparagraph 9(ii) or any other provision of this Agreement, the Executive shall be entitled to retain any written materials received by the Executive in the capacity as a shareholder of the Company or the Company's affiliates.

          (iii) Without limiting its other remedies at law or equity for any breach of subparagraphs 9(i) or (ii) hereof, the Executive agrees that in the event of such breach, the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction (but, with respect to subparagraph 9(i) hereof, only for the duration of the six-month period specified therein) to specifically enforce subparagraphs 9(i) and (ii) hereof. Subparagraph 9(ii) hereof shall be enforceable by the Company, irrespective of the reason for the Executive's termination of employment.

     10.    Successors; Binding Agreement.
     (I) The Company shall require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided that with respect to the Company's Incentive Plans and Benefit Plans, the Company's obligations under this subparagraph 10(i) shall be deemed satisfied if the Executive is entitled to participate in the incentive and benefit plans of the successor company that are generally offered to the other executives of such successor company. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subparagraph 10(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (ii) This Agreement shall inure to the benefit of and be enforceable by (A) the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and (B) the Company's successors and assigns.

     11. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, postage prepaid, addressed as follows:
      If to the Employee:
                          -----------------------------
                          -----------------------------
                          -----------------------------


      If to the Company:      Triangle Pacific Corp.
                              16803 Dallas Parkway
                              Dallas, Texas  75248
                              Attention:  Chairman of the Board

     1. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Chairman of the Board of the Company. No waiver by a party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

     2. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     3. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     4. Supersession of Prior Agreement. This Agreement supersedes any previous employment agreements between the Company or its predecessor corporations and the Executive, and any amendments and supplements thereto.

     5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party other than those contained herein.

     6. Attorneys' Fees and Costs. In the event there is any arbitration or litigation between the parties hereto with respect to this Agreement, and the Executive is successful, on the merits or otherwise, as to any claim in such arbitration or litigation (whether or not he is wholly successful in such arbitration or litigation), then the Executive shall be entitled to recover from the Company all reasonable attorneys' fees and costs incurred by him in connection with such arbitration or litigation.

     7. Survival. Neither the expiration nor the termination of the term of the Executive's employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of paragraphs 6, 7, 8, 9, 17, 19 and 20 hereof, and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of the Executive's employment hereunder.

     8. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Executive, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any employee benefit plan, program, or arrangement or other contract or agreement of the Company providing benefits to the Executive.

     9. Arbitration. The parties agree that any disputes arising from this Agreement shall be resolved by submission to binding and final arbitration in accordance with the rules of the American Arbitration Association.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       TRIANGLE PACIFIC CORP.



                               By:
                                   -------------------------------

                                   -------------------------------








                       SCHEDULE 1 TO FORM OF AMENDED
                     AND RESTATED EMPLOYMENT AGREEMENT

     The following employees of the Registrant entered into employment agreements substantially identical to the foregoing form:

          John G. Conklin
          M. Joseph McHugh
          Floyd F. Sherman
          Robert J. Symon